Exhibit 99.1

PRESS RELEASE
For Immediate Release
Contact: Lee Underwood
External Communications
(706) 644-0528
Kevin Blair named Chief Operating Officer of Synovus

COLUMBUS, GA., DEC. 12, 2018 - Synovus Financial Corp (NYSE: SNV) today announced the appointment of Kevin Blair as senior executive vice president and chief operating officer (COO), effective immediately. Blair previously served as Synovus’ chief financial officer and will remain in this position on an interim basis until a successor is named.

As COO, Blair will lead Synovus’ three front-line business units - community banking, wholesale banking, and financial management services - as well as the company’s technology and operations team and the product and treasury management team. Blair will continue to report to Synovus Chairman and CEO Kessel Stelling.

“As we prepare to expand our operating footprint with the addition of Florida Community Bank, this updated operating structure will improve execution across the company by aligning our revenue-generating businesses and technology and operations under a single point of leadership,” said Kessel D. Stelling, chairman and CEO of Synovus. “With demonstrated leadership since joining Synovus in 2016, and a career history that ranges from front-line banker to CFO, Kevin is very well-prepared to step into this important role for our company.”

Blair joined Synovus as CFO in August 2016 after more than 20 years in the commercial banking industry, most recently as corporate treasurer for SunTrust. He earned a bachelor's degree in Management and Economics from James Madison University and an MBA from George Washington University.

Under the new operating structure, these executives and business lines will report to Blair:

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Wayne Akins, chief community banking officer, who will lead retail and small business banking, commercial banking, commercial deposit and payment sales, deposit and credit card products, banking and card risk management, private wealth management, and consumer lending teams. Akins was previously chief retail banking officer.

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Kevin Howard, chief wholesale banking officer, who will lead a newly-formed wholesale banking team combining corporate banking, middle market banking, commercial real estate lending, asset-based lending, and Synovus’ insurance premium finance business, Global One. Howard previously served as chief credit officer and will continue to hold the position on an interim basis until a successor is named. Curtis Perry will continue to lead corporate banking specialty lines while also serving as chief operating officer over wholesale banking, including industry vertical and product development, credit management and analysis, and quality control.

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Bart Singleton, who will remain president of Synovus Financial Management Services (FMS). FMS includes mortgage banking, brokerage and insurance, investment and financial management, family office, trust, and capital markets products and services.

•	Zack Bishop, Technology and Operations Officer, who joined Synovus last month. Bishop’s responsibilities include technology, innovation, operations, security, and other corporate functions.

As recently announced, Synovus received regulatory approval for the acquisition of FCB Financial Holdings, Inc., which is expected to close on or about January 1, 2019, subject to the satisfaction of customary closing conditions. Following the transaction close, Florida Community Bank, National Association will merge with Synovus Bank and operate under the Synovus brand, and FCB President and CEO Kent Ellert will be executive vice president of Synovus and Florida region president, reporting to Stelling.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $32 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 249 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was named one of American Banker’s “Best Banks to Work For” in 2018 and has been recognized as one of the country’s 10 “Most Reputable Banks” by American Banker and the Reputation Institute for four consecutive years. Synovus is on the web at synovus.com, and on Twitter, Facebook, LinkedIn, and Instagram.